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                                                                    EXHIBIT 11.1


                                  VIASAT, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                           THREE MONTHS ENDED
                                                                 JUNE 30,
                                                      ----------------------------
                                                          1997          1996 (1)
                                                      ------------    ------------
Net Income                                            $  1,175,000    $    478,000
                                                      ============    ============
Weighted average number of common shares outstanding     7,744,119       3,386,396

Assumed conversion of preferred shares                                   2,365,538

Common stock equivalent shares                             307,815          76,021

Effect of shares issued and options granted at less
than the offering price                                                    175,156
                                                       -----------     -----------
Total number of shares for computing primary earnings
     per share                                           8,051,934       6,003,110

Incremental shares for computing fully diluted
earnings per share                                          47,948
                                                       -----------     -----------
Total number of shares for computing fully diluted
earnings per share                                       8,099,882       6,003,110
                                                       ===========     ===========
Primary earnings per share                             $       .15     $       .08
                                                       ===========     ===========
Fully diluted earnings per share                       $       .15     $       .08
                                                       ===========     ===========



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(1)   Earnings per share calculations are pro forma.

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